Exhibit 10.22

773 San Marin Drive, Ste. 2215 Novato, CA 94998 (415) 408.4700 Phone (415) 408.4701 Fax www.willislease.com

March 22, 2011	CONFIDENTIAL

David Johnson

10723 ½ Ashton Avenue

Los Angeles, CA  90024

Dear Dave:

On behalf of Willis Lease Finance Corporation (“Willis Lease”), I am pleased to provide you with the following offer to join our company and become part of our team:

Title:                                                                                                                    Senior Vice President, Sales & Marketing.

Manager:                                                                                           Donald Nunemaker, EVP and General Manager, Leasing.

Start Date:                                                                                     On or about April 21, 2011.  We would work with you to be as flexible as possible with respect to the Start Date.

Base Salary:                                                                           Your base salary will be $300,000 per annum, less payroll withholdings.  You will be paid semi-monthly.

Incentive

Compensation:                                                            For the 2011 year, you will be guaranteed to receive a minimum bonus of $75,000 pro-rated based on your start date.  Thereafter, you will be eligible to participate in the Willis Lease Bonus Plan.  Your target bonus percentage under the Willis Lease Bonus Plan will be equal to 50% of your base salary and consists of two components:  (a) 70% of your target bonus percentage is based upon company performance, and (b) 30% of your target bonus is based upon individual performance.  The Board of Directors of Willis Lease may at any time amend, suspend, or terminate the operation of this Plan, and will have full discretion as to the administration and interpretation of this Plan.

Restricted Stock:                                                    You will be eligible for The Willis Lease 2007 Incentive Stock Plan. Restricted Stock Awards, based upon individual performance, may be granted to an individual by the Company and vest over a period of time.  At each vest date, the vested shares are issued and valued at the market close price on the day of vesting.  The vesting of the shares constitutes income for tax purposes, and the Company is required to withhold for mandatory deductions.  The

Company provides three ways to satisfy the withholding  obligation.

Relocation/

Temporary Housing

Reimbursement:                                                      Willis Lease shall reimburse you in the amount of up to $15,000 for your expenses incurred in connection with your relocation to the Bay Area.  The Company will also reimburse you the cost of temporary housing, not to exceed 45 days.  If you leave Willis Lease within one year of your start date by reason of voluntary resignation, you shall be required to repay the amount to Willis Lease.   Federal law requires that Willis Lease report all relocation expenses on the employee’s W-2 in the fiscal year earned.

Benefits:                                                                                               You will be entitled to participate in the following benefits (see attached 2011 Benefits Summary and Employee Contribution Sheet for specific details):

a)             Vacation.  Three weeks vacation on an annual basis prorated based upon start date.

b)             Sick Leave.  10 paid days of sick time prorated based upon start date.

c)              Company Medical, Dental, and Vision Plans.

d)             401(k) Plan.  Willis Lease has a state-of-the-art 401(k) plan that permits almost unlimited investment selections and allows you to administer your account via the Internet or over the phone 24 hours a day.  The Company also matches a certain percentage of your contribution to this plan.

e)              Employee Stock Purchase Plan.  Allows you to acquire shares of Willis Lease through payroll deduction on a fairly attractive basis.

f)     Short-Term Disability.

g)     Long-Term Disability Plan.

h)    Group Life Plan.

i)      Supplemental Life Insurance.

j)     Employee Assistance Plan.

k)    Educational Reimbursement Plan.

l)      Matching Gift Program.

Severance:                                                                                    In the event your employment is terminated other than for cause, the company will provide you with a severance payment in an amount equal to one year’s base salary, subject to all applicable withholding tax, payable in one lump-sum.

Your employment at Willis Lease is contingent upon satisfactory references and background check.

Your employment relationship is “at-will”.  This means that you may resign your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause, simply by notifying you.

For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire.

This letter sets forth the terms of your employment with Willis Lease and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by written agreement, signed by you and authorized by an officer of Willis Lease.

Dave, all of us here at Willis Lease feel you would make an excellent addition to our staff and that you would be able to provide immediate assistance toward helping us meet our overall corporate goals.

Dave, this offer is valid through March 30, 2011.  I look forward to hearing from you soon.  Please feel free to call if you have any questions.

To indicate your acceptance of our offer, please sign and date this letter in the space provided and return one copy to me.

Sincerely,

WILLIS LEASE FINANCE CORPORATION

/s/ Donald A. Nunemaker
Donald A. Nunemaker
Executive Vice President & General Manager, Leasing

Agreed and Accepted To:

Name:	/s/ David Johnson	Date:	March 28, 2011
David Johnson